Exhibit 99.1

             Forest City Reports Fiscal 2005 First-Quarter Results



   CLEVELAND--(BUSINESS WIRE)--June 8, 2005--Forest City Enterprises, Inc. (NYSE:FCEA) (NYSE:FCEB) today announced increases in revenues, net earnings and EBDT for the fiscal first quarter ended April 30, 2005. The second-quarter dividend is expected to be declared at the quarterly Board meeting on June 21, 2005.
    The Company reported first-quarter consolidated revenues increased 29 percent to $309.3 million compared with $239.9 million a year earlier. Fiscal first-quarter net earnings were $22.2 million, or $0.43 per share, compared with $7.2 million, or $0.14 per share, in 2004. EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) was $67.7 million, or $1.32 per share, a 22 percent increase on a per share basis over last year's fiscal first-quarter EBDT of $55.1 million, or $1.08 per share.
    The 22 percent increase in EBDT was driven by an 8 percent increase in the Company's operating portfolio, and large increases in land sales in both the investment real estate business and in the Land Development Group. A portion of these increases were offset by two factors: Lumber Trading Group EBDT in the first quarter of last year with no corresponding EBDT in 2005 due to the sale of this business unit in the fourth quarter of 2004; and a first-quarter 2005 loss for The Nets (NBA basketball team) segment, which the Company did not own in the first quarter of 2004. In addition to these items, net earnings increased in the first quarter of 2005 due to a first-quarter 2004 charge resulting from a change in an accounting principle, which did not recur.
    EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

    Discussion of Results

    Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, "We completed two projects during the fiscal first quarter and one acquisition early in the second quarter, and we expect to open eight additional projects during the balance of the year. Total project openings for 2005 will represent $486.7 million of cost on a full consolidation basis and $559.7 million of cost at the Company's pro-rata share."
    Comparable property net operating income (NOI) - defined as NOI from properties operated during the fiscal first quarters of both 2005 and 2004 -- increased 3.1 percent in 2005 compared with the prior year's first quarter. Comparable property NOI for the retail and office portfolios was up 3.3 percent and 0.7 percent, respectively. In the residential portfolio, comparable property NOI increased 3.5 percent, following a 1.3 percent increase in the fourth quarter of 2004 - the first time in three years that comparable NOI has increased in two consecutive quarters. Comparable property NOI, a non-GAAP financial measure, is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this news release is an exhibit that presents comparable property NOI on the full consolidation method.
    Fiscal 2005 first-quarter comparable occupancies were up portfolio-wide compared with the same period a year ago. Retail occupancies were 94 percent compared with 92 percent last year; office was 94 percent compared to 92 percent in the prior year first quarter; and residential increased to 92 percent from 91 percent.
    The Land Development Group, which includes Denver Stapleton, Chicago Central Station and other projects throughout the country, has remained strong, generating $13.9 million in net earnings and $14.7 million of EBDT in the first quarter.
    Sales of land in the investment real estate portfolio contributed an additional $10.6 million in net earnings and EBDT during the first quarter. These transactions occur when the Company chooses to sell rather than lease land, as part of major real estate development projects.

    Financing Activity

    Forest City continues to take advantage of current low interest rates and attractive debt markets for its project financings, with primary emphasis on locking in fixed-rate nonrecourse mortgages. During the first fiscal quarter, Forest City closed on transactions totaling $266.4 million in nonrecourse mortgage financings, including $67.7 million for new development projects and acquisitions, $170.4 million in refinancings, and $28.4 million in loan extensions and other fundings.
    As of April 30, 2005, the Company's weighted average cost of mortgage debt increased to 5.94 percent from 5.66 percent at April 30, 2004, primarily due to the increase in variable interest rates. The variable-rate mortgage debt increased from 3.56 percent at April 30, 2004 to 4.85 percent at April 30, 2005. More significantly, fixed-rate mortgage debt, which represented 69 percent of the Company's total nonrecourse mortgage debt, decreased from 6.64 percent at April 30, 2004 to 6.43 percent at April 30, 2005.

    Dispositions

    During the fiscal first quarter, the Company sold the Showcase specialty retail center in Las Vegas as well as the ground lease and expansion rights to the property, which generated a pre-tax gain of approximately $17.7 million and cash proceeds of $26 million. Also during the quarter, Forest City disposed of Colony Place, a 300-unit residential community in Fort Myers, Florida, for a $5.4 million pre-tax gain and $6.6 million in cash proceeds.

    Acquisition and Development Highlights

    More than 70 percent of the Company's portfolio is concentrated in the following major markets: New York City/Philadelphia metropolitan area, Boston, Greater Washington D.C./Baltimore, Denver, and California. Both of the projects opened and 88 percent of the projects under construction during the first quarter are located in these major markets. A schedule of the Company's project openings and the pipeline of projects under construction are included in this news release. Highlighted below are several of those properties.

    Openings and Acquisition

    During the first quarter, Forest City opened two projects, representing a total cost of $49.2 million. Among the first-quarter openings was 23 Sidney, one of the final buildings to be completed at the Company's University Park at MIT life sciences office park in Cambridge, Massachusetts. 23 Sidney features 51 loft apartments and serves as the "front door" for the entire 27-acre mixed-use project. Also in the first quarter, Forest City opened the $31 million, 359,000-square-foot first phase of Saddle Rock Village retail center in Aurora, Colorado. The retail center will feature Super Target, Jo-Ann Stores, OfficeMax and PETsMART as anchor tenants.
    Early in the second quarter, Forest City acquired Ballston Common Office Center in Arlington, Virginia for $62.9 million. The 176,000-square-foot office building is 99 percent leased to three existing tenants - the largest of which is the U.S. Coast Guard. The office building sits above the Company's existing Ballston Common Mall, a four-level, 578,000-square-foot urban retail center.

    Projects Under Construction and Scheduled to Open in Fiscal 2005

    As of the end of the first quarter, Forest City's pipeline included 15 projects under construction or to be acquired, representing a cost of $805.4 million on a full consolidation basis and $1.2 billion of cost at the Company's pro-rata share. Including the two projects opened in the first quarter, a total of 11 projects - three retail properties, one office building, six apartment communities and one condominium building - are scheduled to open in 2005. See attached exhibit, which includes comparable project costs on both a pro-rata share and full consolidation basis.

    Commercial/Mixed-Use Projects

    Retail centers currently under construction and scheduled to open in 2005 include:

    -- Simi Valley Town Center - The 600,000-square-foot, $138 million open-air regional lifestyle center in Southern
        California will feature anchor stores Macy's and Robinsons-May, and as many as 120 specialty shops and restaurants.

    -- NorthField at Stapleton - This 1.1-million-square-foot regional lifestyle center at the Company's Denver Stapleton development will feature anchors Super Target, Foley's, Harkins Theatres and Bass Pro Shops. The first phase will open later in fiscal 2005 with subsequent openings throughout fiscal 2006. This project represents a cost of $173 million on a full consolidation basis and $156 million of cost at the Company's pro-rata share.

    Residential Projects

    As of the end of the first quarter, Forest City has approximately 3,700 rental residential units at eight properties under construction. In addition to the already-opened 23 Sidney, five apartment communities, representing $209.2 million on a full consolidation basis and $234.9 million of cost at the Company's pro-rata share, are scheduled to open in 2005. The use of federal and state historic tax credits, affordable-housing tax credits, and tax-exempt financing for many residential projects has enabled the Company to maximize its returns, even under difficult market conditions.
    Downtown Los Angeles is a growing market for residential development, and the Company has two apartment communities there currently under construction and scheduled to open during fiscal 2005. The 264-unit Met Lofts is located in Los Angeles' growing South Park neighborhood. Meanwhile, at Metro 417, Forest City is redeveloping the former Subway Terminal train station and office building into 277 loft apartments. Other rental residential projects under construction and scheduled to open in fiscal 2005 are the 203-unit 100 Landsdowne at University Park at MIT near Boston; Ashton Mill, which is being transformed from an Industrial Revolution-era cotton mill into more than 190 apartment units near Providence, Rhode Island; and Sterling Glen of Lynbrook, a 100-unit senior-housing community in the New York City metropolitan area.

    Condominiums

    Forest City is continuing its involvement in the condominium market. In downtown Los Angeles, the Company currently has under construction a 37-story condominium at 1100 Wilshire, originally a 1980s-era office building that was never finished or opened by the former owner. Forest City expects to begin delivering the first of the 228 for-sale residential units in late fiscal 2005. During the first quarter of fiscal 2005, Forest City acquired a second building in Los Angeles, 3800 Wilshire, a former office building that will be converted into a 22-story, 260-unit condominium.

    Projects Under Development

    At the end of the first quarter, Forest City had more than 25 projects under development, representing approximately $2 billion. Forest City anticipates that more than 10 of these projects will begin construction by late 2005.
    During the first fiscal quarter, Forest City announced two new life sciences development opportunities. In Skokie, Illinois, the Company acquired from Pfizer, Inc. the redevelopment rights to a 22-acre technology and research park to be called the Illinois Technology Innovation Campus. The site currently includes a million square feet of office space in nine buildings, consisting of high-quality facilities as well as future development opportunities. In East Baltimore, Maryland, Forest City was chosen as the lead developer for the first phase of an 80-acre mixed-use community adjacent to the Johns Hopkins University medical campus, which will include approximately 1 million square feet of life sciences space. These two new projects enable the Company to capitalize on its experience at its University Park at MIT development and a recently completed life sciences research facility at the University of Pennsylvania.
    Also in the first fiscal quarter, Forest City announced the achievement of milestones at three open-air regional lifestyle centers currently under development:

    -- The Orchard Town Center, a $114 million, approximately 900,000-square-foot retail and residential project in the Denver suburb of Westminster, recently announced a Foley's department store will join JC Penney and AMC Theatres as anchors.

    -- At the $103 million, approximately 1-million-square-foot Promenade at Bolingbrook retail center near Chicago, Forest City announced that Marshall Field's will join Bass Pro Shops as anchors for a second phase of development; IKEA is the anchor for phase one.

    --  In Tampa, Florida, Forest City announced that the
        707,000-square-foot Shops at Wiregrass Ranch will be anchored by Florida's first prototype, stand-alone JC Penney store, which is currently under construction.

    In addition, Forest City has two major retail centers under development in its New York City core market - the $297 million, 1.2-million-square-foot Ridge Hill retail center in Yonkers; and the 532,000-square-foot East River Plaza in Manhattan. Both projects are scheduled to begin construction in early 2006 and open in fiscal 2007.
    In the residential business in Manhattan, Forest City has the Beekman project under development. Beekman is an approximately $600 million residential development, where construction is anticipated to begin in early fiscal 2006, with completion targeted for late fiscal 2008 for approximately 500 rental units, a 100,000-square-foot "K-8" school, and 200 condominium units.
    In fiscal 2005, Forest City signed a memorandum of understanding to pursue Brooklyn Atlantic Yards. This long-term development project's main attraction and catalyst will be a new 850,000-square-foot arena for the Nets NBA basketball team, in which the Company is an investor. As anticipated, The Nets recorded a loss in the first quarter, and additional losses are expected in this segment for the balance of the year. Forest City's long-term objectives are to build a great franchise, move it to Brooklyn, and develop a large-scale, mixed-use real estate project. The Company is currently in the process of pursuing the appropriate entitlements and acquiring land.
    During the first fiscal quarter, the U.S. Navy selected Forest City Military Communities to participate in exclusive negotiations for a housing contract covering the Navy's Great Lakes Region. The project will involve owning, operating, managing, maintaining and renovating nearly 1,900 residential units in Illinois and Indiana. The Midwest project would be Forest City's second military family housing project with the U.S. Navy. The first one involves the ownership, redevelopment and management of approximately 1,950 family housing units at five existing Navy communities in Hawaii.
    Early in the second quarter, Forest City signed an agreement with the federal government for the 42-acre redevelopment of Southeast Federal Center to create a mixed-use community on the site of a former military supply depot in Washington, D.C. The project is expected to include up to 2,800 housing units; approximately 2 million square feet of commercial, retail and cultural space; and parks and open space.

    Outlook

    Ratner said, "The increases in our comparable NOI and the projects we have opened and acquired in recent years continue to drive our near-term growth. Our current development pipeline contains more than three dozen projects under construction and under development that will be an ongoing source of long-term growth. While we have remained committed to our core businesses, we have 'pushed the envelope,' as evidenced by the recent expansion of our life sciences and condominium businesses, and our new efforts in military family housing. We are very pleased with the short-term and long-term growth prospects stemming from our development pipeline.
    "Forest City is a relationship company. Our success is dependent on our ability to become involved in the cities where we do business, and to demonstrate our expertise in developing large projects with a variety of uses. Our success also depends on the fact that we deliver what we promise. As a matter of fact, a Rancho Cucamonga, California city official recently said at the grand opening of the Victoria Gardens open-air lifestyle center that 'Forest City under-promises and over-delivers.' As a result, we are constantly presented with exciting new real estate development opportunities, which we expect will continue to drive our long-term growth.
    "We are cognizant of the risks inherent in our business and remain confident in our ability to execute our plans even as the nation's economy continues to send mixed signals. We look forward to a strong year and expect that 2005 will be our 26th consecutive year of EBDT growth."

    Corporate Description

    Forest City Enterprises, Inc. is a $7.4 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, acquisition and management of mixed-use projects, retail centers, apartment communities, office buildings and land development projects throughout the United States.

    Supplemental Package

    Please refer to the Investor Relations section of the Company's website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission on Form 8-K. This Supplemental Package includes operating and financial information for the first quarter ended April 30, 2005, with reconciliations of non-GAAP financial measures, such as comparable net operating income and pro-rata financial statements, to their most directly comparable GAAP financial measures.

    EBDT

    The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes, is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
    The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
    EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges from real estate operations of Forest City Rental Properties Corporation, a wholly owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes;
iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings of the equity method investment.
    EBDT is reconciled to net earnings, the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company's Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in our current tax provision. The provision for decline in real estate is excluded from EBDT because it varies from year to year based on factors unrelated to our overall financial performance and is related to the ultimate gain on dispositions of operating properties. Our EBDT may not be directly comparable to similarly titled measures reported by other companies.

    Pro-Rata Consolidation Method

    This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method, a non-GAAP financial measure. The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities as consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method, in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.

    Safe Harbor Language

    Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company's target markets, reliance on major tenants, the impact of terrorist acts, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.



            Forest City Enterprises, Inc. and Subsidiaries
                         Financial Highlights
              Three Months Ended April 30, 2005 and 2004
            (dollars in thousands, except per share data)

                                 Three Months Ended       Increase
                                     April 30,           (Decrease)
                               ---------------------- ----------------
                                  2005       2004      Amount  Percent
                               ---------------------- -------- -------

Operating Results:
Earnings from continuing
 operations                       $22,216     $3,668  $18,548
Discontinued operations, net
 of tax and minority
 interest(1)                            -     14,796  (14,796)
Cumulative effect of change in
 accounting principle, net of
 tax                                    -    (11,261)  11,261
                               ---------------------- --------
Net earnings                      $22,216     $7,203  $15,013
                               ====================== ========

Earnings Before Depreciation,
 Amortization and  Deferred
 Taxes (EBDT)(2)                  $67,662    $55,121  $12,541    22.8%
                               ====================== ========

Reconciliation of Net Earnings
 to Earnings Before
 Depreciation, Amortization
 and Deferred Taxes (EBDT)(2):

  Net Earnings                    $22,216     $7,203  $15,013

  Depreciation and
   amortization - Real Estate
   Groups(5)                       46,272     42,431    3,841
  Depreciation and
   amortization - equity
   method investments(3)                -        237     (237)

  Amortization of mortgage
   procurement costs - Real
   Estate Groups                    2,731      2,486      245

  Deferred income tax expense
   - Real Estate Groups(6)          7,984      9,078   (1,094)

  Deferred income tax expense
   - Non-Real Estate
   Groups:(6)
        Gain on disposition of
         other investments            178          -      178

  Current income tax expense
   on non-operating
   earnings:(6)
        Gain on disposition of
         other investments             62          -       62
        Gain on disposition
         recorded on equity
         method                     8,114          -    8,114

 Straight-line rent
  adjustment(4)                    (2,996)     1,924   (4,920)

 Provision for decline in real
  estate                            1,500          -    1,500

 Provision for decline in real
  estate recorded on equity
  method                              704          -      704

 Gain on disposition recorded
  on equity method                (18,497)         -  (18,497)

 Gain on disposition of other
  investments                        (606)         -     (606)

 Discontinued operations:(1)
        Gain on disposition of
         rental properties              -    (19,499)  19,499

  Cumulative effect of change
   in accounting principle,
   net of tax                           -     11,261  (11,261)
                               ---------------------- --------

  Earnings Before
   Depreciation, Amortization
   and  Deferred Taxes
   (EBDT)(2)                      $67,662    $55,121  $12,541    22.8%
                               ====================== ========

Diluted Earnings per Common
 Share:

Earnings from continuing
 operations                         $0.43      $0.07    $0.36
Discontinued operations, net
 of tax and minority
 interest(1)                            -       0.29    (0.29)
Cumulative effect of change in
 accounting principle, net of
 tax                                    -      (0.22)    0.22
                               ---------------------- --------
Net earnings                        $0.43      $0.14    $0.29
                               ====================== ========

Earnings Before Depreciation,
 Amortization and Deferred
 Taxes (EBDT)(2)                    $1.32      $1.08    $0.24    22.2%
                               ====================== ========

Operating earnings, net of tax
 (a non-GAAP financial
 measure)                           $0.29      $0.28    $0.01

Provision for decline in real
 estate, net of tax                 (0.03)         -    (0.03)

Gain on disposition of rental
 properties and other
 investments, net of tax             0.23       0.23        -

Minority interest                   (0.06)     (0.15)    0.09

Cumulative effect of change in
 accounting principle, net of
 tax                                    -      (0.22)    0.22

                               ---------------------- --------
Net earnings                        $0.43      $0.14    $0.29
                               ====================== ========

Diluted weighted average
 shares outstanding            51,148,339 50,870,134  278,205
                               ====================== ========


            Forest City Enterprises, Inc. and Subsidiaries
                         Financial Highlights
              Three Months Ended April 30, 2005 and 2004
                        (dollars in thousands)



                                  Three Months Ended,     Increase
                                       April 30,          (Decrease)
                                  -------------------- ---------------
                                    2005      2004      Amount Percent
                                  -------------------- ---------------
Operating Earnings (a non-GAAP
 financial measure) and
 Reconciliation to Net Earnings:
Revenues from real estate
 operations
  Commercial Group                 $219,699  $161,414  $58,285
  Residential Group                  53,950    47,120    6,830
  Land Development Group             35,654    31,329    4,325
                                  -------------------- --------
       Total Revenues               309,303   239,863   69,440   28.9%

Operating expenses                 (176,422) (137,363) (39,059)
Interest expense, including early
 extinguishment of debt             (71,229)  (56,899) (14,330)
Amortization of mortgage
 procurement costs(5)                (3,266)   (2,486)    (780)
Depreciation and amortization(5)    (43,974)  (36,976)  (6,998)
Interest income                       6,969     1,839    5,130
Equity in earnings of
 unconsolidated entities             20,036     6,244   13,792
Provision for decline in real
 estate recorded on equity method       704         -      704
Gain on disposition recorded on
 equity method                      (18,497)        -  (18,497)
Revenues from discontinued
 operations(1)                            -    47,313  (47,313)
Expenses from discontinued
 operations(1)                            -   (42,100)  42,100
                                  -------------------- --------

Operating earnings (a non-GAAP
 financial measure)                  23,624    19,435    4,189
                                  -------------------- --------
Income tax expense(6)               (15,437)   (3,367) (12,070)
Income tax expense from
 discontinued operations(1)(6)            -    (9,775)   9,775
Income tax expense on non-
 operating earnings items (see
 below)                               6,684     7,712   (1,028)
                                  -------------------- --------

Operating earnings, net of tax (a
 non-GAAP financial measure)         14,871    14,005      866
                                  -------------------- --------

Provision for decline in real
 estate                              (1,500)        -   (1,500)

Provision for decline in real
 estate recorded on equity method      (704)        -     (704)

Gain on disposition recorded on
 equity method                       18,497         -   18,497

Gain on disposition of other
 investments                            606         -      606

Gain on disposition of rental
 properties included in
 discontinued operations(1)               -    19,499  (19,499)
Income tax benefit (expense) on
 non-operating earnings:(6)
     Provision for decline in real
      estate                            872         -      872
     Gain on disposition of other
      investments                      (240)        -     (240)
     Gain on disposition recorded
      on equity method               (7,316)        -   (7,316)
     Gain on disposition of rental
      properties included in
      discontinued operations             -    (7,712)   7,712
                                  -------------------- --------
Income tax expense on non-
 operating earnings (see above)      (6,684)   (7,712)   1,028
                                  -------------------- --------

Minority interest in continuing
 operations                          (2,870)   (7,187)   4,317

Minority interest in discontinued
 operations:(1)
     Operating earnings                   -      (141)     141
                                  -------------------- --------
                                          -      (141)     141
                                  -------------------- --------

Minority interest                    (2,870)   (7,328)   4,458
                                  -------------------- --------

Cumulative effect of change in
 accounting principle, net of tax         -   (11,261)  11,261
                                  -------------------- --------

Net earnings                        $22,216    $7,203  $15,013
                                  ==================== ========



           Forest City Enterprises, Inc. and Subsidiaries
                        Financial Highlights
             Three Months Ended April 30, 2005 and 2004
                           (in thousands)

1) Pursuant to the definition of a component of an entity of SFAS No. 144, assuming no significant continuing involvement, all earnings of properties and a divison which have been sold or held for sale are reported as discontinued operations.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) noncash charges from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

3) Amount represents depreciation expense for certain syndicated properties accounted for on the equity method of accounting under both full consolidation and pro-rata consolidation (a non-GAAP financial measure). See our discussion of pro-rata consolidation in the news release.

4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) The following table provides detail of Depreciation and Amortization and Amortization of mortgage procurement costs. The Company's Real Estate Groups are owned by Forest City Rental Properties Corporation, a wholly-owned subsidiary engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.

                                                     Amortization of
                                Depreciation and         mortgage
                                   amortization      procurement costs
                               -------------------- ------------------
                               Three Months Ended     Three Months
                                     April 30,       Ended April 30,
                               -------------------- -----------------
                                 2005      2004       2005    2004
                               -------------------- -----------------

 Full Consolidation              $43,974   $36,976    $3,266  $2,486
 Non-Real Estate Groups             (548)     (490)      (68)    (60)
                               -------------------- -----------------
 Real Estate Groups Full
  Consolidation                   43,426    36,486     3,198   2,426
 Real Estate Groups related to
  minority interest               (4,329)   (1,545)     (766)   (523)
 Real Estate Groups Equity
  Method                           7,175     6,754       299     279
 Real Estate Groups
  Discontinued Operations              -       736         -     304
                               -------------------- -----------------
 Real Estate Groups Pro-Rata
  Consolidation                  $46,272   $42,431    $2,731  $2,486
                               ==================== =================

                               Three Months Ended
                                     April 30,
                               --------------------
                                 2005      2004
                               --------------------
(6) The following table           (in thousands)
 provides detail of Income Tax
 Expense (Benefit):

 (A) Operating earnings
            Current              $(1,898)   $1,028
            Deferred              10,651     2,339
                               --------------------
                                   8,753     3,367
                               --------------------

 (B) Provision for decline in
     real estate
            Deferred                (593)        -
                               --------------------

            Deferred - Equity
             method investment      (279)        -
                               --------------------
                                    (872)        -
                               --------------------
 (C) Gain on disposition of
     other investments
            Current - Non-Real
             Estate Groups            62         -
            Deferred - Non-Real
             Estate Groups           178         -
                               --------------------
                                     240         -
                               --------------------
 (D) Gain on disposition
     recorded on equity method
           Current                 8,114         -
           Deferred                 (798)        -
                               --------------------
                                   7,316         -
                               --------------------

        Subtotal(A)(B)(C)(D)
           Current                 6,278     1,028
           Deferred                9,159     2,339
                               --------------------
           Income tax expense     15,437     3,367
                               --------------------

 (E) Discontinued operations -
     Rental Properties
           Operating earnings
           Current                     -       (11)
           Deferred                    -       287
                               --------------------
                                       -       276

          Gain on disposition
           of rental properties
          Current                      -         -
          Deferred                     -     7,712
                               --------------------
                                       -     7,712
                               --------------------
                                       -     7,988
                               --------------------

       Subtotal(A)(B)(C)(D)(E)
           Current                 6,278     1,017
           Deferred                9,159    10,338
                               --------------------
                                 $15,437   $11,355
                               --------------------

 (F) Discontinued operations -
     Lumber Group
           Operating earnings
           Current                     -       692
           Deferred                    -     1,095
                               --------------------
                                       -     1,787
                               --------------------
       Subtotal(E)(F)                  -     9,775
                               --------------------

       Grand
        Total(A)(B)(C)(D)(E)(F)
           Current                 6,278     1,709
           Deferred                9,159    11,433
                               --------------------
                                  15,437    13,142
                               --------------------
       Recap of Grand Total:
         Real Estate Groups
           Current                11,178     3,008
           Deferred                7,984     9,078
                               --------------------
                                  19,162    12,086
         Non-Real Estate Groups
           Current                (4,900)   (1,299)
           Deferred                1,175     2,355
                               --------------------
                                  (3,725)    1,056
                               --------------------
        Grand Total              $15,437   $13,142
                               ====================



Development Pipeline

April 30, 2005
2005 Openings (2)
                                                    Cost
                                                   at FCE
                                                    Pro-
                                     Cost at        Rata
                               Pro-   Full         Share
                         FCE   Rata   Con-   Total (Non- Square
            Dev  Date   Legal  FCE    solid- Cost  GAAP)  Feet/
            (D) Opened/ Owner-   %    ation   at    (b)  Number
Property/   Acq   Ac-   ship%   (i)  (GAAP)  100%   (2)x   of
Location    (A) quired  (i)(1)  (2)    (a)   (3)    (3)   Units
----------------------------------------------------------------
                                         (in millions)
                                     ---------------------
Retail
 Centers:
Saddle Rock
 Village/
 Aurora, CO  D   Q1-05  80.0% 100.0% $31.5  $31.5  $31.5 359,000
                                     ---------------------------
Residential:
23 Sidney
 Street/
 Cambridge,
 MA          D   Q1-05 100.0% 100.0% $17.7  $17.7  $17.7      51
                                     ---------------------------
                                     -------------------
Total 2005 Openings (b)              $49.2  $49.2  $49.2
                                     ===================



----------------------------------------------------------------
Residential Phased-In Units                           Opened in
 (c)(e):                                              '05/Total
                                                      ----------

Newport
 Landing/
 Coventry,
 OH          D 2002-05 50.0%  50.0% $0.0  $16.0   $8.0  36/336
Arbor Glen/
 Twinsburg,
 OH          D 2004-07 50.0%  50.0%  0.0   18.4    9.2  48/288
 Woodgate/
 Evergreen
 Farms/
 Olmsted
 Township,
 OH          D 2004-07 33.0%  33.0%  0.0   22.9    7.6  96/348
Pine Ridge
 Expansion/
 Willoughby,
 OH          D 2005-06 50.0%  50.0%  0.0   16.4    8.2 100/162
                                     ---------------------------
Total(b)(f)                         $0.0  $73.7  $33.0 280/1,134
                                     ===========================

----------------------------------------------------------------
See attached 2005 footnotes.


Development Pipeline

April 30, 2005
Under Construction or to be Acquired (15)

                              Cost at           Cost
                          Pro- Full            at FCE
             Anti-  FCE   Rata Con-           Pro-Rata
Pro-     Dev cipat Legal  FCE  solid-           Share    Square   Pre-
perty/   (D)  ed   Owner-  %   ation   Total  (Non-GAAP)  Feet/   lea-
Loc-     Acq Open- ship%  (i) (GAAP)  Cost at  (b)(2)x   Number   sed
ation    (A) ing   (i)(1) (2)   (a)   100%(3)    (3)    of Units   %
----------------------------------------------------------------------
                                     (in millions)
                               ------------------------
Retail
 Centers:
Simi
 Valley
 Town
 Center/
 Simi
 Valley,
 CA       D Q3-05 85.0% 100.0% $138.4   $138.4   $138.4   600,000 84%
Short
 Pump
 Expansion/
 Richmond,
 VA       D Q3-05 50.0% 100.0%   27.0     27.0     27.0    88,000 73%
Northfield
 at
 Stapleton
 (p)/       Q4-05/
 Denver,    Q1-06/
 CO       D Q3-06 90.0% 90.0%   173.3    173.3    156.0 1,142,000 56%
                                                              (n)
San
 Francisco
 Centre -
 Emporium
 (c)(j)/
 San
 Francisco,
 CA       D Q3-06 50.0%  50.0%    0.0    425.0    212.5   964,000  8%
                                                              (o)
                               ----------------------------------
                               $338.7   $763.7   $533.9 2,794,000
                               ----------------------------------
Office:
Ballston
 Common
 Office
 Center/
 Arlington,
 VA       A Q2-05 50.0% 100.0%  $62.9    $62.9    $62.9   176,000 99%
New York
 Times(c)/
 Manhattan,
 NY       D Q2-07 28.0%  40.0%    0.0    415.0    166.0   734,000  0%
                               ----------------------------------
                                $62.9   $477.9   $228.9   910,000
                               ----------------------------------
Residential:
Metro 417
 (m)/
 Los
 Angeles,
 CA       D Q2-05 100.0% 100.0% $74.5    $74.5    $74.5       277
Met Lofts
 (c)/
 Los
 Angeles,
 CA       D Q2-05 50.0%  50.0%    0.0     63.0     31.5       264
Ashton
 Mill/
 Providence,
 RI       D Q2-05 100.0% 100.0%  41.7     41.7     41.7       193
Sterling
 Glen
 of
 Lynbrook
 (g)(k)/
 Lynbrook,
 NY       D Q2-05 80.0%  80.0%   29.1     29.1     23.3       100
100
 Landsdowne
 Street/
 Cambridge,
 MA       D Q3-05 100.0% 100.0%  63.9     63.9     63.9       203
Central
 Station
 Apartments/
 Chicago,
 IL       D Q1-06 100.0% 100.0% 120.7    120.7    120.7       502
Sterling
 Glen of
 Roslyn
 (l)(g)/
 Roslyn,
 NY       D Q2-06 80.0%  80.0%   73.9     73.9     59.1       158
Ohana
 Military
 Communities
 (c)(e)/
 Honolulu,   2005-
 HI       D  2008  7.0%   7.0%    0.0    316.5     22.2     1,952
                               ----------------------------------
                               $403.8   $783.3   $436.9     3,649
                               ------------------------==========
Condominiums:
1100 Wilshire
 Condominiums
 (c)/
 Los
 Angeles,
 CA       D Q2-05 40.0%  40.0%   $0.0   $118.2    $47.3       228
                               ----------------------------------
                                 $0.0   $118.2    $47.3       228
                               ------------------------==========

Total Under Construction
 (b)(h)                        $805.4 $2,143.1 $1,247.0
                               ========================
LESS: Above properties to be
 sold as condominiums            $0.0   $118.2    $47.3
                               ------------------------
Under Construction less
 condominiums                  $805.4 $2,024.9 $1,199.7
                               ========================

 ---------------------------------------------------------------------
Residential Phased-In Units Under                            Under
 Construction(c)(e):                                      Const./Total
                                                          ------------
Newport
 Landing/
 Coventry,  2002-
 OH       D  05   50.0%  50.0%   $0.0  $16.0       $8.0     24/336
Arbor Glen/
 Twinsburg, 2004-
 OH       D  07   50.0%  50.0%    0.0   18.4        9.2     96/288
Woodgate/
 Evergreen
 Farms/
 Olmsted
 Township,  2004-
 OH       D  07   33.0%  33.0%    0.0   22.9        7.6     48/348
Pine Ridge
 Expansion/
 Willoughby, 2005-
 OH       D   06  50.0%  50.0%    0.0   16.4        8.2     62/162
                               -----------------------------------
Total(b)(f)                      $0.0  $73.7      $33.0  230/1,134
                               ===================================

----------------------------------------------------------------------

See attached 2005 footnotes.



2005 FOOTNOTES
----------------------------------------------------------------------

(a) Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity ("VIE").
(b) Cost at pro-rata share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a Non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(c) Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
(d) Not used.
(e) Phased-in openings. Costs are representative of the total project.
(f) The difference between the full consolidation amount (GAAP) of $0.0 million of cost to the Company's pro-rata share (a non-GAAP measure) of $33.0 million of cost consists of the Company's share of cost for unconsolidated investments of $33.0 million.
(g) Supported-living property.
(h) The difference between the full consolidation amount (GAAP) of $805.4 million of cost to the Company's pro-rata share (a non-GAAP measure) of $1,247.0 million of cost consists of a reduction to full consolidation for minority interest of $37.9 million of cost and the addition of its share of cost for unconsolidated investments of $479.5 million.
(i) As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For these projects, the Company provides funding for certain of its partners' equity contributions. The Company consolidates its investments in these projects in accordance with FIN No. 46(R) at a consolidation percentage that is reflected in the Pro-Rata FCE % column. These advances entitle the Company to a preferred return on investment, which is payable from cash flows of each respective property. At the point the Company is no longer entitled to a preferred return on a particular joint venture because the partner's advance has been repaid in full, the Company's net assets will be adjusted to its intended ownership percentage (reflected in the FCE Legal Ownership % column) by recording a minority interest to reflect the amount of the partner's claim on those net assets.
(j) This project will also include the acquisition of an adjacent retail center totaling 508,000 square feet.
(k) Formerly Tanglewood Crest.
(l) Formerly Bryant Landing.
(m) Formerly Subway Terminal.
(n) Includes 30,000 square feet of office space.
(o) Includes 235,000 square feet of office space.
(p) Phased opening: Phase I opens Q4-05, Phase II opens Q1-06, Phase III opens Q3-06



 Reconciliation of Net Operating Income (non-GAAP) to Net Earnings
  (GAAP) (in thousands):


                       Three Months Ended April 30, 2005
                    --------------------------------------------------
                                        Plus
                                       Unconsol-
                                        idated
                      Full     Less    Invest-    Pro-Rata
                     Consol-  Minority ments at    Consol-
                     idation  Interest Pro-Rata    idation
                    ----------------------------------------

 Revenues from real
  estate operations $309,303  $32,686   $75,425  $352,042
 Exclude straight-
  line rent
  adjustment(1)       (4,922)       -         -    (4,922)
                    ----------------------------------------
 Adjusted revenues   304,381   32,686    75,425   347,120

 Operating expenses  176,422   17,362    47,278   206,338
 Add back
  depreciation and
  amortization for
  non-Real Estate
  Groups(b)              548        -     7,578     8,126
 Add back
  amortization of
  mortgage
  procurement costs
  for non-Real
  Estate Groups(d)        68        -        90       158
 Exclude straight-
  line rent
  adjustment(2)       (1,926)       -         -    (1,926)
                    ----------------------------------------
 Adjusted operating
  expenses           175,112   17,362    54,946   212,696

 Add interest income   6,969      578       120     6,511
 Add equity in
  earnings of
  unconsolidated
  entities            20,036        -   (17,987)    2,049
 Remove gain on
  disposition
  recorded on equity
  method             (18,497)       -    18,497         -
 Add back provision
  for decline
  recorded on equity
  method                 704        -      (704)        -
 Add back equity
  method
  depreciation and
  amortization
  expense (see
  below)               7,474        -    (7,474)        -
                    ----------------------------------------

 Net Operating
  Income             145,955   15,902    12,931   142,984

 Interest expense,
  including early
  extinguishment of
  debt               (71,229)  (7,937)  (12,931)  (76,223)

 Gain on disposition
  of equity method
  rental
  properties(e)       18,497        -         -    18,497

 Gain on disposition
  of rental
  properties and
  other investments      606        -         -       606

 Provision for
  decline in real
  estate              (1,500)       -         -    (1,500)

 Provision for
  decline in real
  estate of equity
  method rental
  properties            (704)       -         -      (704)

 Depreciation and
  amortization -
  Real Estate
  Groups(a)          (43,426)  (4,329)   (7,175)  (46,272)

 Amortization of
  mortgage
  procurement costs
  - Real Estate
  Groups(c)           (3,198)    (766)     (299)   (2,731)

 Straight-line rent
  adjustment(1)+(2)    2,996        -         -     2,996

 Equity method
  depreciation and
  amortization
  expense (see
  above)              (7,474)       -     7,474         -
                    ----------------------------------------

 Earnings before
  income taxes        40,523    2,870         -    37,653

 Income tax
  provision          (15,437)       -         -   (15,437)
                    ----------------------------------------
 Earnings before
  minority interest,
  discontinued
  operations and
  cumulative effect
  of change in
  accounting
  principle           25,086    2,870         -    22,216

 Minority Interest    (2,870)  (2,870)        -         -
                    ----------------------------------------
 Earnings from
  continuing
  operations          22,216        -         -    22,216

 Discontinued
  operations, net of
  tax and minority
  interest:
   Operating
    earnings from
    Lumber Group           -        -         -         -
   Operating
    earnings from
    rental
    properties             -        -         -         -
   Gain on
    disposition of
    rental
    properties             -        -         -         -
                    ----------------------------------------
                           -        -         -         -
                    ----------------------------------------

 Cumulative effect
  of change in
  accounting
  principle, net of
  tax                      -        -         -         -

                    ----------------------------------------
 Net earnings        $22,216       $-        $-   $22,216
                    ========================================


 (a)  Depreciation
  and amortization -
  Real Estate Groups $43,426   $4,329    $7,175   $46,272
 (b)  Depreciation
  and amortization -
  Non-Real Estate
  Groups                 548        -     7,578     8,126
                    ----------------------------------------
       Total
        depreciation
        and
        amortization $43,974   $4,329   $14,753   $54,398
                    ========================================

 (c)  Amortization
  of mortgage
  procurement costs
  - Real Estate
  Groups              $3,198     $766      $299    $2,731
 (d)  Amortization
  of mortgage
  procurement costs
  - Non-Real Estate
  Groups                  68        -        90       158
                    ----------------------------------------
       Total
        depreciation
        and
        amortization  $3,266     $766      $389    $2,889
                    ========================================

(e) Properties accounted for on the equity method do not meet the definition of a component of an entity under SFAS No. 144 and therefore are reported in continuing operations when sold. For the three months ended April 30, 2005, two equity method investments were sold including Showcase and Colony Place, resulting in a gain on disposition of $18,497.


 Reconciliation of Net Operating Income (non-GAAP) to Net Earnings
  (GAAP) (in thousands):


                         Three Months Ended April 30, 2004
                      ------------------------------------------------
                                         Plus
                                        Unconsol-
                                         idated     Plus
                       Full     Less    Invest-    Discont-  Pro-Rata
                      Consol-  Minority ments at   inued      Consol-
                      idation  Interest Pro-Rata  Operations  idation
                      ------------------------------------------------

 Revenues from real
  estate operations   $239,863  $37,576   $62,634     $6,504 $271,425
 Exclude straight-line
  rent adjustment(1)    (2,042)       -         -       (322)  (2,364)
                      ------------------------------------------------
 Adjusted revenues     237,821   37,576    62,634      6,182  269,061

 Operating expenses    137,363   19,254    37,398      2,648  158,155
 Add back depreciation
  and amortization for
  non-Real Estate
  Groups(b)                490        -        33          -      523
 Add back amortization
  of mortgage
  procurement costs
  for non-Real Estate
  Groups(d)                 60        -        54          -      114
 Exclude straight-line
  rent adjustment(2)    (4,281)       -         -         (7)  (4,288)
                      ------------------------------------------------
 Adjusted operating
  expenses             133,632   19,254    37,485      2,641  154,504

 Add interest income     1,839      624       339         32    1,586
 Add equity in
  earnings of
  unconsolidated
  entities               6,244       (4)   (5,894)         -      354
 Remove gain on
  disposition recorded
  on equity method           -        -         -          -        -
 Add back provision
  for decline recorded
  on equity method           -        -         -          -        -
 Add back equity
  method depreciation
  and amortization
  expense (see below)    7,270        -    (7,033)         -      237
                      ------------------------------------------------

 Net Operating Income  119,542   18,942    12,561      3,573  116,734

 Interest expense,
  including early
  extinguishment of
  debt                 (56,899)  (9,687)  (12,561)    (2,147) (61,920)

 Gain on disposition
  of equity method
  rental properties(e)       -        -         -          -        -

 Gain on disposition
  of rental properties
  and other
  investments                -        -         -     19,499   19,499

 Provision for decline
  in real estate             -        -         -          -        -

 Provision for decline
  in real estate of
  equity method rental
  properties                 -        -         -          -        -

 Depreciation and
  amortization - Real
  Estate Groups(a)     (36,486)  (1,545)   (6,754)      (736) (42,431)

 Amortization of
  mortgage procurement
  costs - Real Estate
  Groups(c)             (2,426)    (523)     (279)      (304)  (2,486)

 Straight-line rent
  adjustment(1)+(2)     (2,239)       -         -        315   (1,924)

 Equity method
  depreciation and
  amortization expense
  (see above)           (7,270)       -     7,033          -     (237)
                      ------------------------------------------------

 Earnings before
  income taxes          14,222    7,187         -     20,200   27,235

 Income tax provision   (3,367)       -         -     (7,988) (11,355)
                      ------------------------------------------------
 Earnings before
  minority interest,
  discontinued
  operations and
  cumulative effect of
  change in accounting
  principle             10,855    7,187         -     12,212   15,880

 Minority Interest      (7,187)  (7,187)        -          -        -
                      ------------------------------------------------
 Earnings from
  continuing
  operations             3,668        -         -     12,212   15,880

 Discontinued
  operations, net of
  tax and minority
  interest:
   Operating earnings
    from Lumber Group    2,584        -         -          -    2,584
   Operating earnings
    from rental
    properties             425        -         -       (425)       -
   Gain on disposition
    of rental
    properties          11,787        -         -    (11,787)       -
                      ------------------------------------------------
                        14,796        -         -    (12,212)   2,584
                      ------------------------------------------------

 Cumulative effect of
  change in accounting
  principle, net of
  tax                  (11,261)       -         -          -  (11,261)

                      ------------------------------------------------
 Net earnings           $7,203       $-        $-         $-   $7,203
                      ================================================


 (a)  Depreciation and
  amortization - Real
  Estate Groups        $36,486   $1,545    $6,754       $736  $42,431
 (b)  Depreciation and
  amortization - Non-
  Real Estate Groups       490        -        33          -      523
                      ------------------------------------------------
       Total
        depreciation
        and
        amortization   $36,976   $1,545    $6,787       $736  $42,954
                      ================================================

 (c)  Amortization of
  mortgage procurement
  costs - Real Estate
  Groups                $2,426     $523      $279       $304   $2,486
 (d)  Amortization of
  mortgage procurement
  costs - Non-Real
  Estate Groups             60        -        54          -      114
                      ------------------------------------------------
       Total
        depreciation
        and
        amortization    $2,486     $523      $333       $304   $2,600
                      ================================================



                            Net Operating Income (in thousands)
                     -------------------------------------------------
                            Three Months Ended April 30, 2005
                     -------------------------------------------------
                                         Plus
                                        Unconsol-
                                        idated
                       Full     Less     Invest-   Pro-Rata
                      Consol- Minority ments at     Consol-
                      idation Interest  Pro-Rata    idation
                     -------------------------------------------------
Commercial Group
  Retail

    Comparable        $36,945   $4,258    $2,871    $35,558

 ---------------------------------------------------------------------
    Total              44,755    5,113     3,002     42,644
  Office Buildings

    Comparable         35,476    4,911     1,054     31,619

 ---------------------------------------------------------------------
    Total              43,015    5,286     1,054     38,783
  Hotels

    Comparable          4,019    1,123       517      3,413

 ---------------------------------------------------------------------
    Total               4,019    1,123       517      3,413

  Earnings from
   Commercial Land
   Sales               19,352    1,752         -     17,600
  Development Fees &
   Other                 (381)      89        22       (448)

Total Commercial
 Group

    Comparable         76,440   10,292     4,442     70,590

 ---------------------------------------------------------------------
    Total             110,760   13,363     4,595    101,992

Residential Group
  Apartments

    Comparable         24,126      992     5,994     29,128

 ---------------------------------------------------------------------
    Total              26,542    1,095     7,562     33,009

Total Real Estate
 Groups

    Comparable        100,566   11,284    10,436     99,718

 ---------------------------------------------------------------------
    Total             137,302   14,458    12,157    135,001


Land Development
 Group                 26,448    1,444       105     25,109

The Nets               (8,596)       -       669     (7,927)

Corporate Activities   (9,199)       -         -     (9,199)

----------------------------------------------------------------------
Grand Total          $145,955  $15,902   $12,931   $142,984



                           Net Operating Income (in thousands)
                    --------------------------------------------------
                           Three Months Ended April 30, 2004
                    --------------------------------------------------
                                        Plus
                                       Unconsol-
                                       idated      Plus
                      Full     Less     Invest-   Discont-  Pro-Rata
                     Consol- Minority ments at    inued      Consol-
                     idation Interest  Pro-Rata  Operations  idation
                    ------------------------------------------------
Commercial Group
  Retail

    Comparable       $35,668   $4,188    $2,955         $-  $34,435

 -------------------------------------------------------------------
    Total             40,156    6,595     3,644        678   37,883
  Office Buildings

    Comparable        35,505    5,182     1,071          -   31,394

 -------------------------------------------------------------------
    Total             40,346    7,180     1,071        906   35,143
  Hotels

    Comparable         3,044      886       623          -    2,781

 -------------------------------------------------------------------
    Total              3,044      886       623          -    2,781

  Earnings from
   Commercial Land
   Sales                 (19)       -         -          -      (19)
  Development Fees &
   Other               1,725    2,077        62         (2)    (292)

Total Commercial
 Group

    Comparable        74,217   10,256     4,649          -   68,610

 -------------------------------------------------------------------
    Total             85,252   16,738     5,400      1,582   75,496

Residential Group
  Apartments

    Comparable        23,163    1,141     6,120          -   28,142

 -------------------------------------------------------------------
    Total             26,372    1,265     6,990      1,991   34,088

Total Real Estate
 Groups

    Comparable        97,380   11,397    10,769          -   96,752

 -------------------------------------------------------------------
    Total            111,624   18,003    12,390      3,573  109,584


Land Development
 Group                14,990      939       171          -   14,222

The Nets                   -        -         -          -        -

Corporate Activities  (7,072)       -         -          -   (7,072)

--------------------------------------------------------------------
Grand Total         $119,542  $18,942   $12,561     $3,573 $116,734



                                   Net Operating
                                     Income (in
                                      thousands)
                                 -------------------
                                      % Change
                                 -------------------
                                   Full    Pro-Rata
                                   Consol-  Consol-
                                  idation   idation
                                 -------------------
Commercial Group
  Retail

    Comparable                        3.6%      3.3%

 --------------------------------
    Total
  Office Buildings

    Comparable                       -0.1%      0.7%

 --------------------------------
    Total
  Hotels

    Comparable                       32.0%     22.7%

 --------------------------------
    Total

  Earnings from Commercial
   Land Sales
  Development Fees & Other

Total Commercial Group

    Comparable                        3.0%      2.9%

 --------------------------------
    Total

Residential Group
  Apartments

    Comparable                        4.2%      3.5%

 --------------------------------
    Total

Total Real Estate Groups

    Comparable                        3.3%      3.1%

 --------------------------------
    Total


Land Development Group

The Nets

Corporate Activities

---------------------------------
Grand Total


    CONTACT: Forest City Enterprises, Inc.
             Thomas G. Smith or Thomas T. Kmiecik, 216-621-6060
             On the Web: www.forestcity.net